UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 3, 2011
Commercial Metals Company
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338

(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(214) 689-4300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 ☐ CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 ☐ CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Transition of William B. Larson to CFO Emeritus
On May 3, 2011, William B. Larson, the Company’s Senior Vice President and Chief Financial Officer since 1999, notified Commercial Metals Company (the “Company”) of his intention to transition into retirement from employment at the Company. In connection with his transition, on May 6, 2011, the Company and Mr. Larson entered into a Retirement and Transition Agreement (the “Transition Agreement”) pursuant to which Mr. Larson will resign his position as Senior Vice President and Chief Financial Officer effective June 1, 2011 and assume the title of CFO Emeritus until his retirement from employment with the Company on December 31, 2011 or an earlier date if mutually agreed upon by Mr. Larson and the Company. Until such date, Mr. Larson’s salary, benefits and other terms and conditions of employment will remain unchanged. Pursuant to the Transition Agreement, the Company agreed to pay Mr. Larson (i) a lump sum payment of $250,000 on or prior to December 31, 2011 in exchange for transition support and a release and waiver of claims, (ii) a lump sum severance payment of $840,000, (iii) 20 days of accrued, unused vacation, (iv) an annual bonus for the 2011 fiscal year, and (v) other specified benefits and payments. The Transition Agreement provides for accelerated vesting of certain of Mr. Larson’s outstanding equity awards. Under the Transition Agreement, Mr. Larson acknowledged that certain non-competition and non-solicitation restrictions and confidentiality provisions in his employment agreement will continue to apply to him and agreed to a release and waiver of claims in favor of the Company.
Appointment of Barbara R. Smith as Senior Vice President and Chief Executive Officer
On May 3, 2011, the Company appointed Barbara R. Smith as its Senior Vice President and Chief Financial Officer to replace Mr. Larson. Ms. Smith, age 50, will assume the position effective June 1, 2011.
Prior to joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of Gerdau Ameristeel Corporation, a mini-mill steel producer, since July 2007, after joining Gerdau Ameristeel as Treasurer in July 2006. From February 2005 to July 2006, she served as Senior Vice President and Chief Financial Officer of FARO Technologies, Inc., a developer and manufacturer of 3-D measurement and imaging systems. From 1981 to 2005, Ms. Smith was employed by Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, where she held various financial leadership positions including Vice President of Finance for Alcoa’s Aerospace, Automotive & Commercial Transportation Group, Vice President and Chief Financial Officer for Alcoa Fujikura Ltd. and Director of Internal Audit. Ms. Smith earned a degree in Accounting from Purdue University and is a Certified Public Accountant. Ms. Smith is a member of the Board of Directors of Minerals Technology, Inc.
On May 3, 2010, the Company agreed on terms and conditions of employment (the “Employment Agreement”) with Ms. Smith in connection with her appointment as the Company’s Senior Vice President and Chief Financial Officer. Pursuant to the Employment Agreement, Ms. Smith will receive a minimum annual base salary of $475,000 and benefits consistent with the Company’s executive compensation policies. Ms. Smith will be eligible to receive an annual cash incentive bonus and a long-term cash incentive bonus under the Company’s 2006 Cash Incentive Plan, an annual discretionary bonus and equity grants under the Company’s 2006 Long-Term Equity Incentive Plan. Unless terminated or extended pursuant to the terms thereof, the Employment Agreement will expire on August 31, 2013. The Employment Agreement provides Ms. Smith with certain payments and benefits if she dies, is terminated due to a disability or for Cause (as defined in the Employment Agreement), terminates employment for Good Reason (as defined in the Employment Agreement), or the Company does not extend the Employment Agreement past its initial term or any extended term, as applicable. The Employment Agreement binds Ms. Smith to certain non-competition provisions during the term of her employment and for 18 months thereafter and certain non-solicitation restrictions for a period of 2 years after the termination of her employment.
On May 3, 2011, the Company also entered into an Executive Employment Continuity Agreement (the “EECA”) with Ms. Smith. Pursuant to the EECA, if there is a Change in Control (as defined in the EECA), Ms. Smith will be employed for two years after the Change in Control. If Ms. Smith is terminated during the two-year period after a Change in Control other than for Cause (as defined in the EECA) or due to a disability or if she terminates her employment due to Constructive Termination (as defined in the EECA), (i) she shall receive an amount in cash equal to four times her highest annual base salary in any calendar year during the five-year period prior to the termination of employment, (ii) all stock incentive awards shall become fully vested and all stock options shall be exercisable for the remainder of their term and (iii) the Company shall continue its contributions to retirement plans and participation in welfare benefit plans for two years following the termination of employment.

Item 7.01	Regulation FD Disclosure.
On May 5, 2011, the Company issued a press release (the “Press Release”) announcing Ms. Smith’s appointment as the Company’s Senior Vice President and Chief Financial Officer. A copy of the Press Release is attached hereto as Exhibit 99.1.
The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
The following exhibit is furnished with this Form 8-K.

99.1	Press Release dated May 5, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY
Date: May 5, 2011	By:	/s/ Ann J. Bruder
		Name:	Ann J. Bruder
		Title:	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
The following exhibit is furnished with this Form 8-K.
99.1	Press Release dated May 5, 2011.